Exhibit 10.8
AMENDMENT NO. 1
TO EMPLOYMENT AGREEMENT
This AMENDMENT NO. 1 (this “Amendment”) is entered into as of this 12th day of March, 2021 by and between Shattuck Labs, Inc. (the “Company”) and Arundathy Nirmalini Pandite (“Executive”) and amends that certain Employment Agreement dated as of December 5, 2019, between the Company and Executive.
WHEREAS, the Company currently employs Executive pursuant to the terms of the Agreement;
WHEREAS, Section 11(c) of the Agreement provides that the Agreement may be amended by a written instrument signed by Executive and the Company; and
WHEREAS, Executive and the Company wish to amend and modify certain provisions in the Agreement as provided herein, while leaving unchanged all other provisions of the Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, the Company and Executive hereby agree as follows:
1. In consideration of Executive’s entry into this Amendment, the Company shall pay Executive a one-time cash bonus in the amount of $7,500, less applicable taxes and withholdings. Such bonus shall be paid to Executive within 30 days following the date first set forth above.
2. Effective as of the date hereof, Section 7(a)(ii)(B) of the Agreement is hereby deleted in its entirety and Sections 7(a)(ii)(C) and 7(a)(ii)(D) are renumbered 7(a)(ii)(B) and 7(a)(ii)(C) accordingly.
3. Effective as of the date hereof, Section 7(b)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:
(ii) Upon termination of Executive’s employment for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive (A) the Accrued Rights; (B) any Annual Bonus earned (based on achievement of applicable company and individual performance goals as determined in the sole discretion of the Committee), but unpaid, as of the date of termination for the year immediately preceding the year in which such termination occurs, paid on the date when bonuses are otherwise paid to Company executives, and in all events by March 15th of the calendar year following the year in which such termination occurs; and (C) a pro rata portion of the actual Annual Bonus earned (based on achievement of applicable company and individual performance goals as determined in the sole discretion of the Committee) for the year of termination, based on the days employed during such year, payable on the date when bonuses are otherwise paid to Company executives and in all events by March 15th of the calendar year following the year in which such termination occurs.
Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
4. Effective as of the date hereof, Section 7(c)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:
(ii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns with Good Reason, in either event not within 30 days before or 12 months after a Change in Control, Executive shall be entitled to receive:
(A) the Accrued Rights; and
(B) subject to Executive’s execution and non-revocation of a release of claims in the form provided by the Company and within the time period specified therein and Executive’s continued compliance with the provisions of Section 8 and the PIIA Agreement:
1.any Annual Bonus earned (based on achievement of applicable company and individual performance goals as determined in the sole discretion of the Committee), but unpaid, as of the date of termination for the year immediately preceding the year in which such termination occurs, paid on the date when bonuses are otherwise paid to Company executives, and in all events by March 15th of the calendar year following the year in which such termination occurs;

2.a pro rata portion of the actual Annual Bonus that would have been earned (based on achievement of applicable company and individual performance goals as determined in the sole discretion of the Committee) for the year of termination, based on the days employed during such year, payable on the date when bonuses are otherwise paid to Company executives and in all events by March 15th of the calendar year following the year in which such termination occurs;
3.payment of an amount equal to 1.00 times the Executive’s annual Base Salary for the year of termination, which shall be payable to Executive in equal installments in accordance with the Company’s normal payroll practices, for 12 months following the date that the release of claims becomes effective and irrevocable (provided, however, that if the period during which the release could become effective and irrevocable spans two calendar years, payments of such installments shall not commence until the first normal payroll date in the second calendar year);
4.effective as of immediately prior to such termination of employment, accelerated vesting of all then unvested equity awards that were granted on or prior to December 1, 2020 (with any applicable performance-based awards deemed earned at the target level of achievement) with such awards (other than stock options) settled as soon as practicable thereafter and in all events by March 15th of the calendar year following the year in which such termination occurs or to remain exercisable (with respect to stock options) through the 90th day following such termination of employment; and
5.subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and subject to Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for Executive’s participation in the Company’s group health plans pursuant to COBRA for a period ending on the earlier of (i) the 12-month anniversary of the date of termination; (ii) Executive becoming eligible for other group health benefits, or (iii) the expiration of Executive’s rights under COBRA; provided, however, that in the event that the benefits provided herein would subject the Company or any of its affiliates to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive and the Company agree to work together in good faith to restructure the foregoing benefit.
Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or Executive’s resignation with Good Reason not within 30 days before or 12 months after a Change in Control, except as set forth in this Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
5. Effective as of the date hereof, the first sentence of Section 7(c)(iii) of the Agreement is hereby amended and restated to read as follows:
(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns with Good Reason, in either event within 30 days before or 12 months after a Change in Control, Executive shall be entitled to receive the payments and benefits described in Section 7(c)(ii)(A) and (B), except that: (A) the severance multiplier in Section 7(c)(ii)(B)(3) shall be increased from 1.00 to 1.5 and shall apply to the sum of Executive’s annual Base Salary plus Executive’s Target Annual Bonus amount for the year of termination, rather than just to Executive’s annual Base Salary for the year of termination, with such amount payable in a lump sum rather than installments; (B) the accelerated vesting under Section 7(c)(ii)(B)(4) shall apply to all then unvested equity awards, regardless of date granted; and (C) the time period in Section 7(c)(ii)(B)(5) shall be increased from 12 months to 18 months.
6. Effective as of the date hereof, the last sentence of Section 7(c)(iii) of the Agreement is hereby amended and restated to read as follows:
Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive with Good Reason within 30 days before or 12 months after a

Change in Control, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
7. Except as otherwise set forth in this Amendment, all terms and provisions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to the Employment Agreement as of the date first set forth above.

Executive
/s/ Arundathy Nirmalini Pandite
Arundathy Nirmalini Pandite

SHATTUCK LABS, INC.
By:	/s/ Dr. Taylor Schreiber
Name: Dr. Taylor Schreiber
Title: Chief Executive Officer